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As filed with the Securities and Exchange Commission on May 28, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WELLS FARGO & COMPANY
(Exact name of registrant as specified in charter)

Delaware	41-0449260
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

420 Montgomery Street San Francisco, California (800) 411-4932	94163
(Address of principal executive offices)	(Zip code)

Wells Fargo & Company Deferred Compensation Plan
(Full title of the plan)

James M. Strother
Executive Vice President and General Counsel
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163
(415) 396-1793
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
Robert J. Kaukol
Wells Fargo & Company
MAC C7300-126
1700 Lincoln Street
Denver, Colorado 80203
(303) 863-2731

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Deferred Compensation Obligations(1)	$500,000,000	100%	$500,000,000	$63,350.00

(1)
Represent unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the above-referenced plan.

        This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by Wells Fargo & Company ("Wells Fargo") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference. All documents were filed with the Commission under File No. 001-02979.

  •
  Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 2003, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 2003 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 2004 Annual Meeting of Stockholders;

  •
  Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

  •
  Wells Fargo's Current Reports on Form 8-K filed January 20, 2004, March 3, 2004, April 13, 2004, April 20, 2004, and May 11, 2004.

        All documents filed by Wells Fargo with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

        This registration statement covers deferred compensation obligations of Wells Fargo under the Wells Fargo & Company Deferred Compensation Plan (the "Plan"). Following is a summary of the Plan as it relates to those deferred compensation obligations. The summary is qualified in its entirety by reference to the Plan document, a copy of which has been filed as an exhibit to this registration statement.

        The purpose of the Plan is to allow a select group of management and highly-compensated employees to defer receipt of compensation. The Plan is a non-qualified deferred compensation plan under the Internal Revenue Code. The Plan is not subject to the reporting, disclosure, participation, vesting, funding, fiduciary responsibility, or other requirements of the Employee Retirement Income Security Act of 1974 (ERISA).

        Subject to dollar and/or percentage limitations imposed under the Plan, a participant may defer salaries, bonuses and commissions. On the day that compensation would have otherwise been paid to a participant, a deferral account in the name of the participant is credited based on the gross deferral amount less FICA and other withholding obligations.

        Subject to certain exceptions and restrictions, a participant's deferral account balance is indexed to one or more investment media chosen by the participant from the investment media available under the Plan. A participant's deferred compensation benefit payable under the Plan increases or decreases based on the investment performance of the selected media. Amounts deferred are fully vested at all times, subject to penalties in the event of early withdrawals under the Plan.

        The deferred compensation obligations are general unsecured obligations of Wells Fargo. In the event of Wells Fargo's bankruptcy or insolvency, participants will become general unsecured creditors of Wells Fargo. Wells Fargo is not required to establish or maintain any fund or trust to provide for the payment of the deferred compensation obligations. If a fund or trust is established, Plan participants will have no special or priority claim to the assets of the fund or trust, and the fund or trust will be available to satisfy claims of creditors in the event of Wells Fargo's bankruptcy or insolvency.

        No trustee has been appointed having authority to take action with respect to the deferred compensation obligations. Each participant is responsible for acting independently with respect to the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the deferred compensation obligations, and taking action upon default.

        The deferred compensation obligations are not convertible into any other security of Wells Fargo except that, subject to the terms of the Plan, deferral account balances may be allocated to the Wells Fargo common stock investment medium at the time of deferral or at specified times thereafter and deferral account balances allocated to the Wells Fargo common stock investment medium are distributed in shares of Wells Fargo common stock. Wells Fargo has registered the shares of its common stock that are distributable under the Plan pursuant to a Form S-8 registration statement (File No. 333-54354) filed with the Commission on January 26, 2001.

        The deferred compensation obligations do not have the benefit of any negative pledges or of any covenants on the part of Wells Fargo other than to pay the deferred compensation obligations in accordance with the terms of the Plan.

        As part of their deferral elections, participants choose the time and manner of distribution of their deferral accounts. Payment of deferral accounts is made at the time and in the form elected, subject to the following general rules:

  •
  If a participant's employment with Wells Fargo and its subsidiaries terminates for any reason before commencement of distribution of a deferral account balance relating to deferral year 2000 or later, the deferral account balance will be distributed beginning as soon as practicable after the March 1 immediately following the date of termination. Deferral account balances relating to deferral years 1999 and earlier are subject to the same rule if a participant has made certain specified and permitted modifications to the participant's election for that year.

  •
  If a participant's employment terminates after commencement of distribution, the deferral account balance will continue to be distributed in accordance with the participant's election.

  •
  If a participant's aggregate deferral balance is less than $25,000 at the end of the month in which the participant's employment terminates, the participant's entire deferral account balance will be distributed in lump sum as soon as practicable after the March 1 immediately following the date of termination.

  •
  Account balances indexed to the Wells Fargo common stock investment medium are distributed in shares of Wells Fargo common stock. Account balances indexed to any other investment medium are distributed in cash.

  •
  The Plan generally permits early withdrawal of deferral account balances relating to deferral years 2003 and earlier subject to certain conditions, including penalties. The Plan does not permit early withdrawal of deferral account balances relating to deferrals years 2004 and later and under certain circumstances does not permit early withdrawal of deferral account balances relating to deferral years 2003 and earlier.

        A participant may not assign, pledge, encumber or otherwise transfer any right to or interest in the participant's deferral account balances except as permitted under the Plan.

        Wells Fargo's board of directors or the Human Resources Committee of the board of directors may at any time terminate, suspend or amend the Plan, subject to certain restrictions.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Restated Certificate of Incorporation of Wells Fargo provides for broad indemnification of directors and officers. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Exhibit Index.

Item 9. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 28, 2004.

WELLS FARGO & COMPANY
By:	/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 28, 2004 by the following persons in the capacities indicated:

/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ HOWARD I. ATKINS Howard I. Atkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ RICHARD D. LEVY Richard D. Levy	Senior Vice President and Controller (Principal Accounting Officer)
J.A. BLANCHARD III SUSAN E. ENGEL ENRIQUE HERNANDEZ, JR. ROBERT L. JOSS REATHA CLARK KING RICHARD M. KOVACEVICH RICHARD D. McCORMICK	CYNTHIA H. MILLIGAN PHILIP J. QUIGLEY DONALD B. RICE JUDITH M. RUNSTAD STEPHEN W. SANGER SUSAN G. SWENSON MICHAEL W. WRIGHT	A majority of the Board of Directors*

*
Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.
/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich Attorney-in-Fact

EXHIBIT INDEX

Number	Description
5	Opinion of Robert J. Kaukol.
23.1	Consent of Robert J. Kaukol (included in Exhibit 5).
23.2	Consent of KPMG LLP.
24	Powers of Attorney.
99	Wells Fargo & Company Deferred Compensation Plan, incorporated by reference to Exhibit 10(f) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX